CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2012 with respect to the consolidated financial statements included in the 2011 Annual Report of American Realty Capital – Retail Centers of America, Inc. on Form 10-K for the year ended December 31, 2011 which is incorporated by reference in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 5 to the Registration Statement and Prospectus on Form S-11 (File No. 333-169355).  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 21, 2012